99.1

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Personal Approach Proven Results.

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One East Fourth Street
Cincinnati, Ohio 45202



MORGAN STANLEY CAPITAL I, INC.
MORGAN PASS-THROUGH CERTIFICATES, SERIES 2003-NC4

SERVICER ANNUAL OFFICER'S CERTIFICATE


FEBRUARY 27, 2004

     Pursuant to the provisions of the Pooling and Servicing Agreement dated as of April 1, 2003 by and between MORGAN STANLEY CAPITAL I, INC. and THE PROVIDENT BANK, doing business as PCFS MORTGAGE
RESOURCES, I, David M. Friedman as Senior Vice President hereby certify as follows:

(a) a review of the activities of the Servicer during the preceding calendar year and of the performance under the Pooling and Servicing Agreement has been made under my direction and supervision; and

(b) to the best of my individual knowledge based on such review, except as set forth in Attachment A to the Report of Independent Accountants submitted herewith, the Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement for such year in accordance with the requirements set forth in said Pooling and Servicing Agreement.




THE PROVIDENT BANK, Doing Business As
PCFS MORTGAGE RESOURCES
BY: /s/: David M. Friedman
David M. Friedman
Senior Vice President